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Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

        We consent to the reference to our firm under the caption "Experts" and to the use of our reports dated February 10, 2006, with respect to the consolidated financial statements of Archipelago Holdings, Inc., Archipelago Holdings, Inc. management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Archipelago Holdings, Inc., included in its consolidated financial statements for the year ended December 31, 2005, filed with the Securities and Exchange Commission, into Amendment No. 1 to the Registration Statement (Form S-1 No. 333-132390) and related Prospectus of NYSE Group, Inc. dated April 12, 2006.

/s/ Ernst & Young LLP
New York, NY
April 12, 2006

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Consent of Independent Registered Public Accounting Firm